AMENDMENT TO CUSTODY AGREEMENT

(Stock Connect)

This AMENDMENT, dated as of 29th day of October, 2015, to the Custody Agreement dated January 9, 2008, as amended, (the “Custody Agreement”), by and between UMB Bank, n.a. (“Custodian”), located in Kansas City, Missouri, and Investment Managers Series Trust on behalf of each series listed on Appendix B to the Custody Agreement, together with such additional series reflected on any amended Appendix B to the Custody Agreement, as amended from time to time (such series are referred to individually as a “Fund” and, collectively, as the “Funds”).

WHEREAS, Certain of the Funds desire to invest in certain securities through Stock Connect (“China Connect Securities”), an system maintained by The Stock Exchange of Hong Kong Limited (“SEHK”); and

WHEREAS, due to certain requirements under the Stock Connect Rules (including, without limitation, pre-trade checking of all Northbound sell orders under Stock Connect), the parties are amending the Custody Agreement to set forth the terms relating to the provision of certain services by the Custodian (whether such activities are taken by the Custodian, any sub-custodian or other entity authorized by the Custodian in connection with the use of Stock Connect) related to trading activity through Stock Connect.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree to amend and supplement the Custody Agreement as follows.

1.	Definitions

Unless otherwise defined in this Amendment, a capitalised term used in this Amendment will have the meaning given to it in the rules of the SEHK as a Clearance System under the Custody Agreement. In addition, capitalized terms used herein will have the meanings given below:

"Applicable Stock Connect Laws" means the laws, regulations, rules and guidelines of Hong Kong and Mainland China from time to time applicable to Stock Connect and trading China Connect Securities through Stock Connect including, without limitation, the Stock Connect Rules.

"Northbound" denotes the trading of China Connect Securities by Hong Kong and international investors through Stock Connect.

"PRC Exchange" means any exchange based in Mainland China, which shall include but shall not be limited to the Shanghai Stock Exchange and Shenzhen Stock Exchange.

"Stock Connect" means any securities trading and clearing links programme developed or to be developed by SEHK, the relevant PRC Exchange, HKSCC and CSDCC for the establishment of mutual market access between SEHK and such PRC Exchange.

"Stock Connect Authorities" means the exchanges, clearing systems and governmental and regulatory bodies which provide services and/or regulate Stock Connect and activities relating to Stock Connect, including without limitation, SEHK, the relevant PRC Exchange, the Hong Kong Securities Clearing Company Limited ("HKSCC"), the China Securities Depository and Clearing Corporation ("CSDCC"), the China Securities Regulatory Commission, the People's Bank of China, the State Administration of Foreign Exchange of Mainland China, the Securities and Futures Commission, the Hong Kong Monetary Authority and any other regulator, agency or authority with jurisdiction or responsibility in respect of Stock Connect.

"Stock Connect Rules" means any rules, regulations, policies or guidelines published or applied by any Stock Connect Authority from time to time in respect of Stock Connect or any activities arising from Stock Connect.

2.	Application

This Amendment is supplemental to, and without prejudice to, the terms of the Custody Agreement. It is understood and agreed that the services to be provided by the Custodian and any delegates of Custodian described in this Amendment are being offered pursuant to the Custody Agreement, and shall be provided in accordance with the standard of care set forth in the Custody Agreement. In the event of any inconsistency between this Amendment and the Custody Agreement with respect to our custody of China Connect Securities (which will be held through a sub-custodian) on your behalf, the terms set out in this Amendment shall prevail.

3.	Authorizations

In order to satisfy the pre-trade checking requirements under the rules of SEHK, in respect of each Northbound sell order made on behalf of you where Citibank, N.A., Hong Kong (“CBNAHK”) will act as the China Connect Central Clearing and Settlement System (“CCASS”) Clearing Participant for the SEHK (“Exchange Participant”) executing China Connect Securities, you:

3.1	authorize Custodian and Custodian’s delegates to disclose to such Exchange Participant details relating to China Connect Securities held in the relevant custody account maintained on your behalf pursuant to the Custody Agreement (such custody account, the "Relevant Account");

3.2	authorize Custodian’s delegates to designate the Relevant Account to the Exchange Participant for the purposes of the pre-trade check required in the CSDCC; and

3.3	designate the Exchange Participant as your Authorized Person under the Custody Agreement for the purpose of providing Instructions under the Custody Agreement to transfer China Connect Securities from the Relevant Account to the Exchange Participant's custody account maintained for the purposes of settling any Northbound sell order under Stock Connect made on your behalf by such Exchange Participant without prior verification of whether such Instructions are (a) accurate or (b) in accordance with your or your broker's directions to the Exchange Participant.

4.	Acknowledgements

By signing this Amendment, you acknowledge and accept that neither Custodian nor Custodian’s delegates will be liable for any losses incurred directly or indirectly by you arising from any actions undertaken in accordance with Instructions provided by the Exchange Participant under paragraph 3.3 above, including where Instructions may have been erroneous or incorrect, provided that Custodian or its delegates did not have actual or constructive knowledge that such Instruction was erroneous or incorrect at the time of receipt of such Instruction or did not act negligently (solely with respect to the standard of care applied in regard to the actual act of performance of such Instructions).

INVESTMENT MANAGERS SERIES TRUST

/s/ Rita Dam
By:	Rita Dam
Title:	Treasurer

UMB Bank, n.a.

/s/ Michael Kaufhold
By:	Michael Kaufhold
Title:	Vice President

3